Exhibit 10.1

CONTRACT SALES AND MANUFACTURING AGREEMENT

THIS CONTRACT SALES AND MANUFACTURING AGREEMENT (“Agreement”) is made effective November 15, 2024 by and between CARDIA, INC., a corporation duly organized and existing under the laws of Florida, U.S.A. (“Cardia”), and ENCORE MEDICAL, INC., a corporation duly organized and existing under the laws of Minnesota, U.S.A. (“Encore”).

WHEREAS; both parties are in the business of manufacturing and/or marketing Class III Medical Devices and must maintain facilities and necessary required regulatory approvals, licenses and other requirements to engage in such business;

WHEREAS; Encore was originally an integral part of Cardia and was spun off as a dividend to its shareholders on September 30, 2020 with Cardia maintaining ownership of its LAA product assets and Encore owning the PFO and ASD product assets;

WHEREAS; the intent of both parties is to continue to pursue, perfect and maintain a complete separation of the companies and their respective product lines;

WHEREAS; both parties acknowledge it will take additional time to perfect a complete and perfect separation as desired due to the nature of the business of manufacturing and marketing Class III Medical Devices, in particular, the complexities and constraints of managing and conveying the necessary regulatory approvals, licenses, manufacturing certifications, and honoring existing account supply contracts;

WHEREAS; Cardia received European authorization to transfer, and subsequently transferred, all manufacturing regulatory approvals and authority to manufacture all of the products to Encore on November 15, 2024;

WHEREAS; Cardia has certain supply contracts in its name for ASD products (owned by Encore) to which it is obligated to fulfill until expiration, and Encore has certain supply contracts in its name for LAA product (owned by Cardia) to which it is obligated to fulfill until expiration;

WHEREAS; both parties agree that it is in the best interest of both parties to reasonably cooperate and continue to meet the obligations of these supply contracts until their final expiration without causing a default thereof;

The parties, intending to be legally bound, hereby covenant and agree as follows:

Section 1. Sales.

A)	Encore hereby authorizes Cardia to continue to sell and service its ASD and associated products to meet the obligations of the existing hospital and distributor supply agreements currently in Cardia’s name through the natural expiration of such agreements.

B)	Cardia hereby authorizes Encore to continue to sell and service its LAA and associated products to meet the obligations of the existing hospital and distributor supply agreements currently in Encore’s name, through the natural expiration of such agreements.

Section 2. Manufacturing.

A)	Encore agrees to continue to manufacture the LAA, ASD and delivery system products in quantities as may be required from time to time by Cardia to meet its obligations, including the supply agreements indicated in Section 1.

B)	As the newly and appropriately registered and approved manufacturer of the products, Encore agrees to continue to maintain all required standards including FDA good manufacturing practices, ISO certification, CE certification, insurances, FDA audits, EPA audits, general facility standards, sterilization certification, packaging and shelf life approvals, and all other appropriate qualifications as are required for the manufacture of class III medical devices and to manufacture the products in accordance with such standards.

C)	Encore further agrees, subject to the terms and conditions of this Agreement, to maintain the above-mentioned certifications until such time as Cardia is able to recreate suitable manufacturing facilities and reestablish all such certifications in its own name for its LAA product, or until such other time as the parties may deem appropriate.

Section 3. Payment.

A)	In the event that Cardia sells ASD products for Encore, Cardia shall be entitled to a $400 fee per each ASD (with delivery system) unit sold, and Encore shall be entitled to the remaining funds equal to the net sales price paid per unit minus Cardia’s $400 fee.

B)	In the event that Encore sells LAA products for Cardia, Encore shall be entitled to a $400 fee per each LAA (with delivery system) unit sold, and Cardia shall be entitled to the remaining funds equal to the net sales price paid per unit minus Encore’s $400 fee.

C)	The above amount shall be paid by invoice on a monthly basis or such other appropriate method as may otherwise be agreed to by both parties.

Section 4. Independent Status. Nothing contained in this Agreement or otherwise shall create the relationship of joint venture, franchisor and franchisee, principal and agent, licensor and licensee, or master and servant between the parties. Neither party, nor any affiliate, director, officer, manager, agent or employee of each, shall be, or shall be considered to be, an agent, employee, sales or other legal representative of the other for any purpose.

Section 5. Limitation of Damages. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE SUBJECT TO ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR CONTINGENT DAMAGES OF THE OTHER PARTY.

Section 6. Trademarks and Patents. Both parties acknowledge that neither has or will acquire any right, title or license to the intellectual property rights of the other, except to the limited extent necessary to perform its responsibilities under this Agreement.

Section 7. Confidential Information. Neither party shall disclose, misappropriate or distribute in any manner any confidential or proprietary information of the other party that it acquires, develops, learns, hears of, receives or obtains orally, in writing or electronic form (“Confidential Information”). Confidential Information shall include, but not be limited to, manufacturing information, training and know how, sales results and reports, pricing information, marketing plans, research and development plans, customer data or information and any future plans of Company. Neither party shall use any Confidential Information of the other except to the extent necessary to further the relationship of the parties and perform its obligations under the Agreement. Obligations under this Section 7 shall survive the termination or expiration of the Agreement for whatever reason.

Section 8. Protection of Proprietary Rights. Each party agrees to cooperate with and assist the other in the protection of trademarks, patents, copyrights, confidential information and other intellectual property owned or licensed by the other party and shall inform the other party immediately of any infringement, unauthorized use, violation or other improper action with respect to such trademarks, patents, copyrights, confidential information or other intellectual property that shall come to its attention.

Section 9. Term. Unless earlier terminated in accordance with Section 10 below, the term of this Agreement shall commence as of November 15, 2024 and continue until December 31, 2025 or such earlier date as may be applicable. (the “Term”) This Agreement may be extended or renewed for subsequent terms, provide that such extensions or renewals shall be by mutual agreement of both parties and must be reflected in writing.

Section 10. Early Termination. This Agreement may be terminated in its entirety prior to the expiration of the Term of this Agreement as provided in Section 9 above (i) by either party, in its sole discretion, with or without cause, upon at least thirty (30) days’ prior written notice to the other party in which event this Agreement shall terminate upon the effective date stated in such notice; and (ii) by either party, in the event that the other party should fail to perform any of its material obligations under this Agreement and such party should fail to remedy such failure (if capable of remedy) within thirty (30) calendar days after receiving written demand to remedy such failure.

Section 11. No Indemnification or Fee Upon Expiration or Termination. It is the express intent and agreement of the parties that neither shall be liable to the other for any damages, indemnification, loss, costs, fees, claims, assessments, charges or otherwise by reason of the termination or expiration of the Agreement (collectively, “Charges”). The parties each hereby waive the right to any Charges that may otherwise be afforded or available under applicable law. The parties have each considered the possibility of loss and damage associated with the expiration or termination of this Agreement in making expenditures pursuant to the performance of the Agreement and represent and agree that the agreements contained in this Section 11 provided a material inducement for the transactions contemplated hereby. Notwithstanding the foregoing, each party shall indemnify and hold the other party harmless from any claim, damage, injury, loss, expense, liability, action or cause of action that arises out of or is due to either party’s gross negligence or intentional misconduct.

Section 12. Entire Agreement and Modifications. This Agreement represents the entire agreement between the parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No modification of this Agreement will be effective unless in writing and signed by both parties.

Section 13. Assignment. Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations without the other party’s prior approval. Notwithstanding the foregoing, either party may assign this Agreement or any of its rights or obligations, upon notice to and without the consent of the other party, to any unaffiliated company or entity pursuant to a sale, merger or other consolidation of its business.

Section 14. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota, U.S.A., without reference to choice of law principles. THE RIGHTS AND OBLIGATIONS OF THE PARTIES IN CONNECTION WITH THIS AGREEMENT AND ANY SALE OR PURCHASE OF THE MATERIALS HEREUNDER SHALL NOT BE GOVERNED BY THE PROVISIONS OF THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. Any and all disputes of whatever nature, arising between the parties to this Agreement which are not resolved between the parties themselves, shall be heard and resolved in the state and federal courts located in the state of Minnesota, U.S.A., and the parties hereby consent to the jurisdiction of such courts and waive any argument that venue in such courts is inconvenient.

Section 15. Notice. Any notice required to be given pursuant to this agreement shall be in writing and delivered personally to the other party at the below stated address or mailed by overnight delivery by a nationally recognized courier service (with evidence of delivery) or by registered mail or by facsimile or email. Any such notice shall be effective upon receipt by the addressee:

To: Encore Medical, Inc.	To: Cardia, Inc.
Attention: Peter Buonomo	Attention: Joseph A. Marino
Encore Medical, Inc.	Cardia, Inc.
2975 Lone Oak Drive	2957 Lone Oak Drive
Eagan, MN 55121	Eagan, MN 55121
E-mail: pbuonomo@encore-medical.com	E-mail: jmarino@cardia.com

Section 16. Waiver. The parties agree that the failure of either party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver to request strict performance of the same or like provisions, or any other provisions hereof, at a later time.

Section 17. Language. The English language version of this Agreement shall govern and control any translations of the Agreement into any other language.

IN WITNESS WHEREOF, Company and Purchaser have caused this instrument to be executed by their duly authorized representatives, as of the day and year first above written.

Cardia, Inc.		Encore Medical, Inc.
(“Cardia”)		(“Encore”)

Signature:	/s/ Joseph A Marino	Signature:	/s/ Peter Buonomo

Name:	Joseph A Marino	Name:	Peter Buonomo

Title:	President	Title:	Sr. Vice President

Date:	7/25/2025	Date:	7/25/2025

Addendum

Term Renewals:

1)	The parties hereby agree to extend this agreement, as provided for in Section 9. TERM, through December 31, 2028.

Cardia, Inc.		Encore Medical, Inc.

Signature:	/s/ Joseph A. Marino	Signature:	/s/ Peter Buonomo

Name:	Joseph A. Marino	Name:	Peter Buonomo

Title:	President & CEO	Title:	Sr. Vice President

Date:	December 12, 2025	Date:	December 12, 2025